FILED
THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

MAR 05,1998


DEAN HELLER, SECRETARY OF STATE


                                 STATE OF NEVADA

                            ARTICLES OF INCORPORATION
                                       OF

                               GEMMA GLOBAL, INC.


         The undersigned, desiring to form, organize and incorporate a corporation under the laws of the State of Nevada, hereby adopts the following Articles of Incorporation and certifies:

                                    ARTICLE I

         The name of this corporation shall be:

                               GEMMA GLOBAL, INC.


                                   ARTICLE II

         This corporation may engage in any activity or business permitted under the laws of the State of Nevada, and shall enjoy all the rights and privileges of a corporation granted by the laws of the State of Nevada.


                                   ARTICLE III

         The aggregate number of shares which the corporation shall have authority to issue is Twenty-two Million (22,000,000) shares, divided into:

                       2,000,000 Preferred Shares, having a par value of One Tenth of One Cent ($.001) per share

                                       and

                       20,000,000 Common Shares, having a par value of One Tenth of One Cent ($.001) per share

         A statement of the preferences, privileges, and restrictions granted to or imposed upon the respective classes of shares or the holders thereof is as follows:

         A. Common Shares. The terms of the 20,000,000 Common Shares of the corporation shall be as follows:

         (1) Dividends. Whenever cash dividends upon the Preferred Shares of all series thereof at the time outstanding, to the extent of the 'preference to which such shares are entitled, shall have been paid in full for all past dividend periods, or declared and set apart for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and

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paid from time to time to the holders of the Common Shares out of the remaining net profits or surplus of the corporation.

         (2) Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets and funds of the corporation remaining after the payment to the holders of the Preferred Shares of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common Shares according to their respective shares.


         (3) Voting rights. Each holder of a Common Share shall have one vote in respect of each share of such stock held by him. There shall not be cumulative voting.

         B. Preferred Shares. Prior to the issuance of any of the Preferred Shares, the Board of Directors shall determine the number of Preferred Shares to then be issued from the Two Million (2,000,000) shares authorized, and such shares shall constitute a series of the Preferred Shares. Such series shall have such preferences, limitations, and relative rights as the Board of Directors shall determine and such series shall be given a distinguishing designation. Each share of a series shall have preferences, limitations, and relative rights identical with those of all other shares of the same series. Except to the extent otherwise provided in the Board of Directors' determination of a series, the shares of such series shall have preferences, limitations, and relative rights identical with all other series of the Preferred Shares. Preferred Shares may have dividend or liquidation rights which are prior (superior or senior) to the dividend and liquidation rights and preferences of the Common Shares and any other series of the Preferred Shares. Also, any series of the Preferred Shares may have voting rights.

                                   ARTICLE IV

         The corporation is to have perpetual existence.

                                    ARTICLE 9

         So long as all the shares of this corporation are owned beneficially and of record by only one or two shareholders, the business and property of the corporation shall be managed by a Board of not fewer than one director. At such time as the shares are owned beneficially and of- record by three or more share-


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holders, the business and property of the corporation shall be managed by a
Board of not fewer than three (3) nor more than twenty-one (21) directors, who shall be natural persons of full age, and who shall be elected annually by the shareholders having voting rights, for the term of one year, and shall serve until the election and acceptance of their duly qualified successors. In the event of any delay in holding, or adjournment of, or failure to hold an annual meeting, the terms of the sitting directors shall be automatically continued indefinitely until their successors are elected and qualified. Directors need not be residents of the State of Nevada nor shareholders. Any vacancies, including vacancies resulting from an increase in the number of directors, may be filled by the Board of Directors, though less than a quorum, for the unexpired term. The Board of Directors shall have full power, and it is hereby expressly authorized, to increase or decrease the number of directors from time to time without requiring a vote of the shareholders.

         The name(s) and address(es) of the member(s) of the first Board of Directors, who, subject to the provisions of the Articles of Incorporation, the By-Laws, and the corporation laws of the State of Nevada, shall hold office for the first year of the corporation's business and existence, or until their successors are elected and have qualified are:



                    NAME                      ADDRESS

           Edward Litwak                      12868 Via Latina
                                              Del Mar, California 92014

                                   ARTICLE VI

         The private property of the shareholders of the corporation shall not be subject to the payment of the corporation's debts to any extent whatsoever.

                                   ARTICLE VII

         The corporation hereby designates, as its Registered Agent, to accept service of process within the State:

                          CSC Services of Nevada, Inc.
                               502 E. John Street
                            Carson City, Nevada 89706

                                  ARTICLE VIII

         The following indemnification provisions shall be deemed to be contractual in nature and not subject to retroactive removal


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or reduction by amendment.

         (a) This corporation shall indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, judicial, administrative or investigative, by reason of the fact that he/she is or was serving at the request of this corporation as a director or officer or member of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him/her in connection with such action, suit or proceeding, including any appeal thereof, if he/she acted in good faith or in a manner he/she reasonably believed to be in, or not opposed to, the best interests of this corporation, and with respect to any criminal action or proceeding, if he/she had no reasonable cause to believe his/her conduct was unlawful. However, with respect to any action by or in the right of this corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue, or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his/her duty to the corporation unless, and only to the extent that, the court in which such action or suit was brought determines, on application, that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity in view of all the circumstances of the case. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or in a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the party did not meet the applicable standard of conduct. Indemnification hereunder may be paid by the corporation in advance of the final disposition of any action, suit or proceeding, on a preliminary determination that the director, officer, employee or agent met the applicable standard of conduct.

         (b) The corporation shall also indemnify any director or officer who has been successful on the merits or otherwise, in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, against all expenses, including attorneys' fees, actually and reasonably incurred by him/her in connection therewith, without the necessity of an independent determination that such director or officer met any appropriate standard of conduct.

         (c) The indemnification provided for herein shall continue as to any person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such persons.

         (d) In addition to the indemnification provided for herein, the corporation shall have power to make any other or further indemnification, except an indemnification against gross negligence or willful misconduct, under any resolution or agreement duly adopted by the Board of Directors, or duly


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authorized by a majority of the shareholders.

                                   ARTICLE IX

         No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, that the foregoing clause shall not apply to any liability of a director for any action for which the Nevada Business Corporation Act proscribes this limitation and then only to the extent that this limitation is specifically proscribed.

                                    ARTICLE X

         In case the corporation enters into contracts or transacts business with one or more of its directors, or with any firm of which one or more of its directors are members, or with any other corporation or association of which one or more of its directors are shareholders, directors, or officers, such contracts or transactions shall not be invalidated or in anyway affected by the fact that such director or directors have or may have an interest therein which is or might be adverse to the interest of this corporation, provided that such contracts or transactions are in the usual course of business.

         In the absence of fraud, no contract or other transaction between this corporation and any other corporation or any individual or firm, shall in any way be affected or invalidated by the fact that any of the directors of this corporation is interested in such contract or transaction, provided that such interest shall be fully disclosed or otherwise known to the Board of Directors in the meeting of such Board at which time such contract or transaction was authorized or confirmed, and provided, however, that any such directors of this corporation who are so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation which shall authorize or confirm such contract or transaction, and any such director may vote thereon to authorize any such contract or transaction with the like force and effect as if he were not such director or officer of such other corporation or not so interested.

         IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation pursuant to the laws of the State of Nevada, have hereunto duly executed the foregoing Articles of Incorporation to be filed in the office of the Secretary of the State of Nevada for the purposes therein set forth this 2nd day of February, 1998.

                                             /s/ Thomas F. Rogers
                                             --------------------
                                             Thomas F. Rogers, Incorporator
                                             c/o Corporate Agents, Inc.
                                             1013 Centre Road
                                             Wilmington, Delaware 19805


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STATE OF DELAWARE        :
                         : ss
COUNTY OF NEW CASTLE     :

         On this __ day of February, 1998, before me, a notary public authorized to take acknowledgments in the state and county set forth above, personally appeared Thomas F. Rogers who acknowledged that she executed those Articles of Incorporation.

                                                   Janet B. Woznicki
                                               NOTARY PUBLIC OF DELAWARE
                                                 APPOINTED AUG. 5.1996
                                                    TERM 4  YEARS



                                                    /s/ Janet B. Woznicki
                                                    ---------------------
                                                    Notary Public



                            CERTIFICATE OF ACCEPTANCE
                                       OF
                          APPOINTMENT OF RESIDENT AGENT

I, Lisa G. Mulligan, Authorized Representative, on behalf of CSC Services of Nevada, Inc., hereby accept appointment as Resident .Agent of .the above-named corporation.




 /s/ Lisa G. Mulligan                                       February __, 1998
 --------------------
 Authorized Representative





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